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                                                                  EXHIBIT 10(ii)


VENABLE, BAETJER AND HOWARD
ATTORNEYS AT LAW
1800 MERCANTILE BANK AND TRUST BUILDING
2 HOPKINS PLAZA
BALTIMORE, MARYLAND 21201-2978

February 16, 1988

Willkie Farr & Gallagher
One Citicorp Center
153 E. 53rd Street
New York, NY 10022-4669

Re: Cowen Funds, Inc.

Gentlemen:

We have acted as Maryland counsel for Cowen Funds, Inc., a Maryland corporation (the "Fund"), in connection with the organization of the Fund and the issuance of shares of two series of its Common Stock, $.001 par value per share ("Common Stock"): Cowen Special Value Fund and Cowen Opportunity Fund.

As Maryland counsel for the Fund, we have examined its Charter, its By-Laws, the Prospectus and Statement of Additional Information included in its Registration Statement on Form N-1A substantially in the form in which it is to become effective (the "Registration Statement"), and have examined and rolled upon such corporate records of the Fund and other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein. We have assumed without independent verification the genuineness of the signatures on and the conformity with originals of all documents submitted to us as copies.

Based on such examination. We are of the opinion that:

1. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

2. The 10,509,721 shares of presently issued and outstanding stock of the Cowen Opportunity Fund, and the 1,050,972 shares of presently issued and outstanding stock of the Cowen Special Value Fund have been validly and legally issued and are fully paid and non-assessable shares under the laws of the State of Maryland.

3. The balance of the shares of Common Stock of the Fund to be sold


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pursuant to the Registration Statement are authorized and unissued shares and, when sold, issued and paid for as contemplated in the Registration Statement, will have been validly and legally issued and will be fully paid and non-assessable shares of Common Stock of the Fund under the laws of the State of Maryland.

This letter expresses our opinion as to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock, but does not extend to the securities or "Blue Sky" laws of Maryland or to federal securities or other laws.

You may rely upon our foregoing opinion in rendering your opinion to the Fund which is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ VENABLE, BAETJER AND HOWARD